Exhibit 23.4

August 27, 2026

Miluna Acquisition Corp

12F, No. 43, Sec. 4,

Cheng Kong Road

Taipei, Taiwan

Members of the Special Committee and the Board of Directors:

We hereby consent to (i) the inclusion of our opinion letter, dated 17 April 2026 to the Special Committee and the Board of Directors of Miluna Acquisition Corp (“MMTX”), as Annex H to the proxy statement/prospectus included in this registration statement on Form S-4, and any supplements and amendments thereto (the “Registration Statement”), (ii) the references to us therein, and (iii) the inclusion of references to such opinion in the Registration Statement relating to the proposed transaction involving MMTX, Kukugan Invest, and CADV Ventures S.A.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ King Kee Appraisal and Advisory Limited

King Kee Appraisal and Advisory Limited